Exhibit 10.1

October 21, 2011

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

This Amended and Restated Convertible Promissory Note replaces and extinguishes the previously executed Convertible Promissory Note dated March 17, 2011.

THEREFORE, FOR VALUE RECEIVED the undersigned, promises to pay to James Yeung, an individual, (the “Holder”) the principal sum as calculated and accrued pursuant to the aggregate of the previously issued promissory notes listed on Attachment A herein, that are hereby amended and restated in each of the notes entirety, at the rate of eight percent (8%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 161 Liberty Avenue, Staten Island, New York 10305, or at such place as the legal holder hereof may designate in writing.  It is understood and agreed that additional amounts may be advanced by the Holder hereof and such advances will be added to the principal of this Convertible Promissory Note (the “Note”) and will accrue interest at the above specified rate of interest from the date of advance until paid.  Such an advance will be added to this Note by the Holder and the Maker both acknowledging the advance by executing the Acknowledgement of Advance Form as shown on Attachment B herein.  Each fully executed Acknowledgement of Advance Form shall be attached to this Note and shall become a part thereto.

Notwithstanding anything to the contrary herein, the Holder may elect, payment of the principal and/or interest, owed pursuant to this Note  by requesting the Maker to issue or exchange to or with the Holder, or his assigns the number of Common Stock shares of the Maker calculated by dividing (x) the sum of the principal and interest that the Holder has decided to have paid by (y) sixty percent (60%) of the average bid and ask price of the Common Stock for the previous five (5) trading days or (z) if the Common Stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s Common Stock was last issued to a non-affiliated investor.  However, the Holder shall not have the right and the Maker shall not have the obligation, to convert all or any portion of Convertible Promissory Note if and to the extent that the issuance to the Holder of shares of the Maker’s Common Stock upon such conversion would result in the Holder being deemed the beneficial owner of more than 4.99% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.  The Holder may elect payment of the principal of this Note, before any repayment of interest.  For purposes of determining the holding period of this Note under Rule 144 of the regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Attachment A shall serve as evidence of the original issuance date of each advance for purposes of determining the holding period under Rule 144.

Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium.  Partial prepayments shall be applied to installments due in reverse order of their maturity.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten (10) days from the due date, or (b) default under the terms of any instrument securing this Convertible Promissory Note , and such default is not cured within fifteen (15) days after written notice to maker, then in either such event the Holder may, without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, and the prepayment premium, if any, at once due and payable.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.  The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Convertible Promissory Note shall bear interest at the rate of prime plus 2 percent per annum after default until paid.

All parties to this Note , including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon default, the Holder of this Note may employ an attorney to enforce the Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Convertible Promissory Note hereby agree to pay to the Holder reasonable attorneys fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder's right and remedies upon default.  The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Convertible Promissory Note is to be governed and construed in accordance with the laws of the State of New York.

IN TESTIMONY WHEREOF, each corporate maker has caused this instrument to be executed in its corporate name by its President, and its corporate seal to be hereto affixed, all by order of its Board of Directors first duly given, the day and year first written above:

Maker	Holder
Vitamin Blue, Inc., a Delaware corporation	James Yeung
1005 West 18th Street	161 Liberty Avenue,
Costa Mesa, CA 32627	Staten Island, New York 10305

By:_________________________	By:________________________
Frank D. Ornelas	James Yeung
President and
Chief Executive Officer

Attachment A

Date	Amount

March 2, 2010	$10,000
July 20, 2010	$10,000
September 24, 2010	$10,000
April 12, 2011	$10,000
June 2, 2011	$10,000
July 22, 2011	$10,000
September 7, 2011	$10,000

Attachment B

Acknowledgement of Advance Form

The Holder and Maker below hereby acknowledge that the Holder has advanced and the Maker has received the funds listed below on the dated indicated below:

____________________________________ Dollars ($_____________)

Maker	Holder

By:_____________________	By:_____________________

Dated:__________________	Dated:__________________